Exhibit 10.41

December 10, 2008

Dear Doug:

It is my pleasure to extend you an offer of employment with Palm, Inc. (“Palm”) to be located in Sunnyvale, California as Senior Vice President and Chief Financial Officer reporting directly to me.

Remuneration

Your annual salary will be $400,000.00 less standard deductions and will be paid semi-monthly. In addition, you will also be eligible to participate in the Palm discretionary cash bonus plan. Currently, the bonus plan offers you the opportunity to earn a target bonus amount of 50% of base salary; actual payouts are based on various factors, including company and individual performance, and are paid semi-annually.

Stock Options

Subject to approval by Palm’s board of directors or its designee, you will be eligible to receive a stock option grant of 350,000 Palm shares subject to the terms and conditions of the 1999 Palm Stock Plan. The option shares are priced at the closing stock price on the 6th day of the month (the “grant date”, regardless of whether a trading day) following the month (extending from the 2nd day of a calendar month through the 1st day of the next calendar month) that includes your effective hire date, or if the stock market is closed on that date, the closing stock price on the last trading day prior to that date. For example, if your effective hire date is between October 2nd and November 1st, your grant date will be November 6 and the option shares will be priced as of the close of trading on November 6; if November 6 is a Saturday, Sunday or holiday, then the option shares will be priced as of the close of trading on the last trading day prior to November 6, but your grant date will remain November 6. The option will vest over four years: 25% of the stock subject to the grant will vest on the one-year anniversary date of your grant date and the remaining stock subject to the grant will vest on a monthly basis thereafter.

Benefits

Palm offers a competitive complement of benefits, which currently includes 15 days of vacation beginning in your first year of service and 11 holidays, and an Employee Stock Purchase Program (ESPP).

This offer of employment and your continued employment with Palm are expressly contingent upon Palm receiving the following:

•	Acceptable results from a background investigation. Any falsification of employment history or educational background will result in withdrawal of the offer and/or termination of employment.

•

Signed copies of the Palm (i) Employee Agreement, (ii) Confidentiality Guidelines, and (iii) Code of Conduct, stating, among other things, that you will keep confidential company information throughout and beyond your employment with Palm.

•	Satisfactory proof of identification and work authorization as required by the Immigration Reform and Control Act of 1990.

•	Satisfactory references.

If your position requires exposure or access to export controlled or classified data, this offer is also contingent upon successful acquisition of any necessary licenses or security clearances. If a license is granted, then you must agree to abide by all conditions of any restrictions or riders to the license approval.

The terms and conditions of your proposed employment with Palm as stated in this letter supersede any previous representations concerning conditions of employment. While we are confident that we will have a mutually beneficial employment relationship, employment with Palm is voluntary and at-will. This means you are free to resign at any time. Similarly, Palm is free to terminate your employment, with or without cause or notice, at any time. Exceptions to this employment-at-will policy may be made only by a written agreement signed by a Palm officer.

This offer of employment is open for a period of 5 working days from the date of this letter. Please confirm your acceptance within this time period by signing below, proposing a start date and returning the signed offer letter along with signed agreements to Palm’s HR Staffing department.

Let me close by reaffirming our belief that the skills and background you bring to Palm will be instrumental to the future success of the Company. Palm believes that the single most important factor in our success has been our people. I look forward to working with you very soon.

Sincerely,

/s/ Edward T. Colligan

Edward T. Colligan

President & CEO

Palm, Inc.

I accept the offer of employment at Palm, Inc. based on the terms described in this offer letter.

/s/ Douglas Jefferies	December 10, 2008
Douglas Jeffries	Date

I propose a start date of Monday, December 29, 2008.